Exhibit 99.1

Astrotech Corporation
907 Gemini Street
Houston, Texas 77058-2762
1.713.558.5000
fax: 1.713.558.5960
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

Houston, Texas, June 08, 2009 – Astrotech Corporation (NASDAQ: ASTC) today announced that Brian K. Harrington has resigned as Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective June 04, 2009.  John Porter, Astrotech Corporation’s Senior Vice President, will serve as the Company’s Interim CFO as the Company searches for Mr. Harrington’s successor.

“On behalf of the Board of Directors, I express my gratitude for Mr. Harrington’s contributions to the Company and the value he has helped create for shareholders and employees as the Company has returned to profitability,” said Thomas B. Pickens III, Astrotech’s Chairman and Chief Executive Officer.

In connection with his resignation, Mr. Harrington and the Company agreed to terminate his employment agreement, dated October 6, 2008 and the Company agreed to provide Mr. Harrington the separation benefits provided for under the employment agreement. In addition, Mr. Harrington will serve as a consultant to the Company through October 2009.

About Astrotech Corporation

Astrotech is one of the first commercial space companies and remains a strong entrepreneurial leader in the aerospace industry.  The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation which is developing a breakthrough mini-mass spectrometer first developed for the International Space Station; Astrogenetix, Inc. is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and Airward Corporation is drawing on its space heritage of sending cargo to space and is selling hazardous material containers for the airline industry.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Scott Haywood

Corporate Marketing and Communications

Astrotech Corporation

512.485.9520

shaywood@astrotechcorp.com

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